EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2000 Stock Incentive Plan of Evergreen Resources, Inc., The Carbon Energy Corporation 1999 Stock Option Plan and the Evergreen Resources, Inc. Initial Stock Option Plan of our report dated January 26, 2004, with respect to the consolidated financial statements of Pioneer Natural Resources Company included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Dallas, Texas
September 28, 2004